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                                AMENDMENT NO. 2
                                       TO
                                RIGHTS AGREEMENT

                  THIS AMENDMENT NO. 2 TO RIGHTS AGREEMENT (this "Amendment No. 2") is entered into as of December 18, 2000, between Wabash National Corporation, a Delaware corporation (the "Company"), and National City Bank (the "Rights Agent"), at the Company's direction.

                  WHEREAS, the Company and the Rights Agent entered into the Rights Agreement, dated as of December 4, 1995, as amended October 21, 1998 (the "Rights Agreement");

                  WHEREAS, on December 15, 2000, the Board of Directors, acting by Unanimous Written Consent, determined to amend the Rights Agreement and directed the Rights Agent to enter into this Amendment No. 2.

                  WHEREAS, the Company desires to amend the Rights Agreement on the terms and conditions hereinafter set forth and directs the Rights Agent to enter into Amendment No. 2; and

                  WHEREAS, for purposes of this Amendment No. 2, capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Rights Agreement, as amended by this Amendment No. 2.

                  NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

                  1. The document in its entirety is amended by replacing all instances of the name "Harris Trust and Savings Bank" with the name "National City Bank".

                  2. Notices. Section 26 is amended by deleting the address for notice to the Rights Agent and replacing it with the address as follows:
                            Ms. Sherry L. Damore
                            National City Bank
                            Corporate Trust Administration
                            1900 East Ninth Street
                            Cleveland, Ohio 44114

                  3. Descriptive Headings. Descriptive headings of the several Sections of this Amendment No. 2 are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

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                  4. Governing Law. This Amendment No. 2 shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State.

                  5. Other Terms Unchanged. The Rights Agreement, as amended by this Amendment No. 2, shall remain and continue in full force and effect and is in all respects agreed to, ratified and confirmed hereby. Any reference to the Rights Agreement after the date first set forth above shall be deemed to be a reference to the Rights Agreement, as amended by this Amendment No. 2.

                  6. Counterparts. This Amendment No. 2 may be executed in any number of counterparts. It shall not be necessary that the signature of or on behalf of each party appears on each counterpart, but it shall be sufficient that the signature of or on behalf of each party appears on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in any proof of this Amendment No. 1 to produce or account for more than a number of counterparts containing the respective signatures of or on behalf of all of the parties.



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                  IN WITNESS WHEREOF, the parties hereto have caused this
Amendment No. 2 to be duly executed and attested, all as of the day and year first above written.

Attest:                                     WABASH NATIONAL CORPORATION



By:   /s/ CONNIE L. KOLESZAR                By:   /s/ MARK R. HOLDEN
    ------------------------------              -----------------------------



Attest:                                     NATIONAL CITY BANK
                                            as Rights Agent


By:   /s/ MARLAYNA J. JEANCIERC             By:   /s/ DAVID B. DAVIS
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